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                                                            EXHIBIT 99.7






       CONSENT OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION


    We hereby consent to (i) the inclusion of our opinion letter, dated
April 21, 1997, to the Board of Directors of OccuSystems, Inc. (the "Company") as Appendix D to the Joint Proxy Statement/Prospectus of the Company, CRA Managed Care, Inc. ("CRA") and Concentra Managed Care, Inc. ("Concentra") relating to the merger of the Company with and into Concentra and the merger of a wholly owned subsidiary of Concentra with and into CRA, and (ii) all references to DLJ in the sections captioned "SUMMARY -- the Mergers"; "THE MERGERS -- Background of the Mergers"; "-- Recommendation of OccuSystems Board; OccuSystems' Reasons for the Mergers"; and "-- Opinions of Financial Advisors" of the Joint Proxy Statement/Prospectus of the Company, CRA and Concentra which forms a part of this Registration Statement on Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                                        DONALDSON, LUFKIN & JENRETTE
                                            SECURITIES CORPORATION



                                        By: /s/ William G. Payne
                                            ---------------------------
                                            William G. Payne
                                            Vice President


Dallas, Texas
May 14, 1997